Exhibit 99.3

                                          Sent via email and certified mail

September 30, 2010

The Anderson Family Trust
UTA dated December 20, 1993
12000 N. 90th St. #1027
Scottsdale, AZ  85260

This letter serves as a formal request for an immediate advance of $300,000 of the
$800,000 available (less any interest due) under the Line of Credit Agreement
("Agreement") between the Anderson Family Trust ("Trust") and Alanco Technologies,
Inc. ("Company") pursuant to Section 1.8 of the Fourth Amendment to Restated Loan
Agreement dated November 20, 2009, copy attached.

____________________
John A. Carlson
Chief Financial Officer
Alanco Technologies, Inc.